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                                                        Rule 424(b)(3) and (c)
                                                        File No. 333-85045

Supplement, dated November 23, 1999, to
Prospectus, dated October 28, 1999, of
Hanger Orthopedic Group, Inc.



     The first sentence on page 127 of the Prospectus, which relates to the incorporation of documents by reference into the Prospectus, is revised to read:

     "We also incorporate by reference all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the old notes are exchanged for new notes, and thereafter so long as there may be resales by Chase Securities Inc. of notes, including resales of notes acquired by it pursuant to market making activities."